UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Neenah Paper, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING

AND

PROXY STATEMENT

April 10, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of Neenah Paper, Inc. to be held at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Monday, May 14, 2007 at 1:00 p.m., local time.

The formal business to be transacted at the Annual Meeting is described in the attached Notice of Annual Meeting and Proxy Statement. At the Annual Meeting, stockholders will be asked to:  (i) elect three Class III directors for a three-year term; and (ii) ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2007. At the Annual Meeting, we will provide a brief report on our operations and our plans for the future. Our directors and executive officers, as well as representatives from our independent registered public accounting firm, Deloitte & Touche LLP, will be present to respond to questions from stockholders.

Please mark, date, sign and return your proxy card in the enclosed envelope or vote electronically using the Internet or telephone voting procedures described in the attached Proxy Statement, at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting, even if you do not attend.

Sincerely,

SEAN T. ERWIN Chairman of the Board, President and Chief Executive Officer

Neenah Paper, Inc.
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, Georgia 30005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2007

NOTICE HEREBY IS GIVEN that the 2007 Annual Meeting of Stockholders of Neenah Paper, Inc. (the “Annual Meeting”) will be held at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Monday, May 14, 2007, at 1:00 p.m., local time, for the purpose of considering and voting upon:

1.                A proposal to elect three Class III directors to serve until the 2010 Annual Meeting of Stockholders;

2.                A proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending December 31, 2007; and

3.                Such other business as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on March 30, 2007 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors.

STEVEN S. HEINRICHS Senior Vice President, General Counsel and Secretary

Alpharetta, Georgia
April 10, 2007

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR VOTE ELECTRONICALLY USING THE INTERNET OR TELEPHONE VOTING PROCEDURES DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Neenah Paper, Inc.
3460 Preston Ridge Road
Preston Ridge III, Suite 600
Alpharetta, Georgia 30005

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 14, 2007

This Proxy Statement is furnished to the stockholders of Neenah Paper, Inc. in connection with the solicitation of proxies by our Board of Directors to be voted at the 2007 Annual Meeting of Stockholders and at any adjournments thereof (the “Annual Meeting”). The Annual Meeting will be held at Preston Ridge III, 3460 Preston Ridge Road, Suite 600, Alpharetta, Georgia 30005 on Monday, May 14, 2007 at 1:00 p.m., local time. When used in this Proxy Statement, the terms “we,” “us,” “our” and “Neenah” refer to Neenah Paper, Inc.

The approximate date on which this Proxy Statement and form of proxy card are first being sent or given to stockholders is April 10, 2007.

VOTING

General

The securities that can be voted at the Annual Meeting consist of our common stock, par value $.01 per share (the “common stock”), with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is the close of business March 30, 2007 (the “record date”). On the record date, 14,809,521 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the holders of the issued and outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

In voting with regard to the proposal to elect three Class III directors (Proposal 1), stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is set forth in our Amended and Restated Bylaws, which provide for the election of each candidate by the affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, votes that are withheld will be counted in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore, will have the same legal effect as voting against the proposal.

In voting with regard to the proposal to ratify the appointment of the independent registered public accounting firm (Proposal 2), stockholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is set forth in our Amended and Restated Bylaws, which require the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting, provided a quorum is present. As a result, abstentions will be considered in determining the number of votes required to obtain the necessary majority vote for the proposal, and therefore, will have the same legal effect as voting against the proposal.

Under the rules of the New York and American Stock Exchanges (the “Exchanges”) that govern most domestic stock brokerage firms, member firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under the rules of the Exchanges. These votes by brokers are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 and Proposal 2 are discretionary. Member brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on such proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting, but “broker non-votes” are not considered as votes cast or entitled to vote in determining the outcome of any proposal. Since Proposal 1 and Proposal 2 are both discretionary proposals, we do not anticipate that there will be any broker non-votes with respect to such proposals, due to the fact that proxies returned by brokers without instructions will be voted “FOR” the approval of Proposal 1 and Proposal 2.

Proxy Voting Procedures

You may vote in person at the Annual Meeting or by proxy. We recommend you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposal or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

•       Via Internet:   Go to http://www.investorvote.com and follow the instructions.

•       By Telephone:   Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

•       In Writing:   Complete, sign, date and return your proxy card in the enclosed envelope.

All properly executed proxies received by Neenah in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted on the proxy card. In the absence of such instructions, the shares represented by a proxy will be voted “FOR” the election of all Class III director nominees described herein, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2007. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Any stockholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia, 30005; (ii) by submitting a proxy card bearing a later date, including a proxy submitted via the Internet or by telephone; or (iii) by voting in person at the Annual Meeting. Please note, however, that under the rules of the Exchanges and the NASDAQ National Market, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the Exchanges or the NASDAQ National Market, as then maybe employed by such beneficial owner’s brokerage firm.

We are also sending this Proxy Statement and voting materials to participants in various employee benefit plans of Neenah. The trustee of each plan, as the stockholder of record of the shares of common stock held in the plan, will vote whole shares of stock attributable to each participant’s interest in the plan in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions received from the applicable plan committees.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees, in person and by telephone or facsimile. We expect to retain Georgeson Shareholder Communications Inc. to aid in the solicitation at a cost of approximately $7,500, plus reimbursement of out-of-pocket expenses. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 30, 2007 with respect to: (i) each of our directors; (ii) each of the named executive officers listed in the Compensation Discussion & Analysis appearing elsewhere herein; and (iii) all executive officers and directors as a group, based in each case on information furnished to us by such persons. The mailing address of each director and each named executive officer is c/o Neenah Paper, Inc., 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. As used in this Proxy Statement, “beneficial ownership” means that a person has, or may have within 60 days, the sole or shared power to vote or direct the voting of a security and/or the sole or shared investment power with respect to a security (i.e., the power to dispose of or direct the disposition of a security).

Name	Shares Beneficially Owned(1)		Percent of Class(2)
Sean T. Erwin	290,207	(3)	1.9
Edward Grzedzinski	7,330	(4)	*
Steven S. Heinrichs	7,580	(3)	*
Mary Ann Leeper	7,830	(4)	*
Bonnie C. Lind	84,182	(3)	*
Timothy S. Lucas	8,330	(4)	*
John F. McGovern	2,455	(6)	*
Philip C. Moore	7,356	(5)	*
William K. O’Connor	63,005	(3)	*
James R. Piedmonte	76,548	(3)	*
Stephen M. Wood	12,330	(4)	*
All directors and executive officers as a group (13 persons)	630,075		4.1

(1)          Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)          An asterisk indicates that the percentage of common stock beneficially owned by the named individual does not exceed 1% of the total outstanding shares of our common stock.

(3)          Includes the following shares of our common stock which could be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of March 30, 2007: Mr. Erwin, 260,951 shares; Mr. Heinrichs, 16,371 shares; Ms. Lind, 75,475 shares; Mr. O’Connor, 55,973 shares; Mr. Piedmonte, 60,472 shares, and all directors and executive officers as a group, 565,477 shares. Shares of common stock held by the trustee of Neenah’s 401(k) Retirement Plan for the benefit of, and which are attributable to the accounts in the plan of, the named executive officers above also are included in this table.

(4)          Includes 5,585 shares of common stock for the director indicated which could be acquired pursuant to options that are currently exercisable or that will become exercisable within 60 days of March 30, 2007 and 585 shares of restricted common stock that will vest within 60 days of March 30, 2007.

(5)   Includes 5,585 shares of common stock which Mr. Moore could acquire pursuant to options that are currently exercisable or that will become exercisable within 60 days of March 30, 2007 and 593 shares of restricted stock that will vest within 60 days of March 30, 2007.

(6)          Includes 1,870 shares of common stock which Mr. McGovern could acquire pursuant to options that are currently exercisable or that will become exercisable within 60 days of March 30, 2007 and 585 shares of restricted stock that will vest within 60 days of March 30, 2007.

The following table sets forth information regarding the beneficial ownership of our common stock as of the date indicated for each person, other than the named executive officers and directors of Neenah, known to us to be the beneficial owner of more than 5% of our outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares		Percent of Class
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	1,589,467	(1)	10.7
Barclays Global Investors, N.A. 45 Fremont Street, San Francisco, CA 94105	813,882	(2)	5.5
Olstein Capital Management, L.P. 4 Manhattanville Road Purchase, New York 10577	832,400	(3)	5.6

(1)          The amount shown and the following information is derived from the Schedule 13G filed by Wachovia Corporation (“Wachovia’’) reporting beneficial ownership as of January 31, 2007, as the parent of the following direct or indirect subsidiaries each of which own shares of our common stock: Wachovia Securities, LLC; Evergreen Investment Management Company; Wachovia Securities Financial Network, LLC; Calibre Advisory Services Inc.; Metropolitan West Capital Management, LLC; and Wachovia Bank, N.A. In the Schedule 13G, Wachovia does not affirm the existence of a group. The Schedule 13G discloses that Wachovia as the ultimate parent of the entities indicated above, has sole voting power with respect to 1,381,730 shares, sole dispositive power with respect to 1,586,858 shares and shared dispositive power with respect to 764 shares.

(2)          The amount shown and the following information is derived from the Schedule 13G filed by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited reporting beneficial ownership as of December 31, 2006. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that Barclays Global Investors, N.A. has sole voting power as to 281,956 shares and sole dispositive power as to 348,502 shares, Barclays Global Fund Advisors has sole voting power as to 455,928 shares and sole dispositive power as to 455,928 shares, Barclays Global Investors, Ltd. has sole voting power as to 9,452 shares and sole dispositive power as to 9,452 shares, and the reporting entities as a whole, have sole voting and sole dispositive power as to 747,336 shares and 813,882 shares, respectively, and do not have shared power as to any shares.

(3)          The amount shown and the following information is derived from the Schedule 13G filed by Olstein Capital Management, L.P. (“Olstein Capital’’) and reporting beneficial ownership as of December 31, 2006. The Schedule 13G discloses that Olstein Capital has sole voting and sole dispositive power as to the entire number of shares reported above. Olstein Capital disclaims beneficial ownership of the securities and the Olstein Fund, on behalf of the Olstein All Cap Value Fund.

INFORMATION REGARDING DIRECTORS

Information Regarding Current Directors Nominated for Reelection

Set forth below is certain information as of March 30, 2007, regarding the three nominees for Class III directors, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

Sean T. Erwin, age 55, is the Chairman of our Board of Directors and our President and Chief Executive Officer. Prior to the spin-off of Neenah from Kimberly-Clark Corporation on November 30, 2004 (the “spin-off”), Mr. Erwin had been an employee of Kimberly-Clark since 1978, and had held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark’s Pulp and Paper Sector, which comprised the businesses transferred to us by Kimberly-Clark in the spin-off. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as previously serving as President of the Pulp and Paper Sector, and President of the Technical Paper business. Mr. Erwin has served as a director of Neenah since November 30, 2004.

John F. McGovern, age 60, is the founder, and since 1999 a partner, of Aurora Capital LLC, a private investment and consulting firm based in Atlanta, GA. Prior to founding Aurora Capital, Mr. McGovern served in a number of positions of increasing responsibility at Georgia-Pacific Corporation from 1981 to 1999, including Executive Vice President/Chief Financial Officer from 1994 to 1999. Previously, Mr. McGovern had been Vice President and Director, Forest Products and Package Division of Chase Manhattan Bank. He currently serves as Director of Genetek, Inc., Payless ShoeSource, Inc. and Maxim Crane Works Holdings, Inc. In 2006 the Board appointed Mr. McGovern to serve as lead director for all executive sessions of non-management directors. Mr. McGovern has served as a director of Neenah since January 10, 2006.

Edward Grzedzinski, age 52, served as the Chief Executive Officer of NOVA Information Systems from 1993, and Vice Chairman of US Bancorp from November 2001 to 2004. Mr. Grzedzinski has 20 years of experience in the electronic payments industry and was a co-founder of NOVA Information Systems in 1991. Mr. Grzedzinski served as a member of the Managing Committee of US Bancorp, and was a member of the Board of Directors of US Bank, N.A. Mr. Grzedzinski also served as Chairman of euroConex Technologies, Limited, a European payment processor owned by US Bancorp until November 2004 and was a member of the Board of Directors of Indus International, a global provider of enterprise asset management products and services until April 2005. Mr. Grzedzinski has served as a director of Neenah since November 30, 2004.

Information Regarding Continuing Directors

Set forth below is certain information as of March 30, 2007, regarding our continuing directors, including their ages and principal occupations (which have continued for at least the past five years unless otherwise noted).

Class I Directors—Term Expiring at the 2008 Annual Meeting of Stockholders

Timothy S. Lucas, CPA, age 60, has served as an independent consultant on financial reporting issues practicing as Lucas Financial Reporting since 2002. From 1988 to 2002, Mr. Lucas worked at the Financial Accounting Standards Board (“FASB”), where he was the Director of Research and Technical Activities, and Chairman of the FASB’s Emerging Issues Task Force. Mr. Lucas has served as a director of Neenah since November 30, 2004.

Philip C. Moore, age 53, is a partner at McCarthy Tétrault, L.L.P., Canada’s largest law firm. Mr. Moore practices corporate and securities law, with particular emphasis on corporate governance and finance, mergers and acquisitions and other business law issues. Mr. Moore has been with McCarthy Tétrault, L.L.P. since 1988. From 1994 to 2000, Mr. Moore was a director of Imax Corporation. He is currently a director of various private companies. Mr. Moore has served as a director of Neenah since November 30, 2004.

Class II Directors—Term Expiring at the 2009 Annual Meeting of Stockholders

Mary Ann Leeper, Ph.D., age 66, is Senior Strategic Advisor of the Female Health Company. She stepped down as its President and Chief Operating Officer in May, 2006; a position she held since 1996. Dr. Leeper was President and Chief Operating Officer of The Female Health Company Division of The Wisconsin Pharmacal Company from 1994 to 1996, and held other senior positions from 1987 to 1994 in the Wisconsin Pharmacal Company (renamed The Female Health Company in 1996). Dr. Leeper has served as a Director of The Female Health Company since 1987. Dr. Leeper has been an Adjunct Professor at the University of Virginia’s Darden Graduate School of Business MBA program since 2001. She held senior positions at G D Searle, was Assistant Professor at Temple University Schools of Pharmacy and Medicine, as well as a biochemist for Wyeth Laboratories and McNeil Laboratories. Dr. Leeper’s educational background includes a B.S., Drexel University; M.S., Temple University and M.M., Northwestern University and Ph.D. from Temple University. Ms. Leeper has served as a director of Neenah since November 30, 2004.

Stephen M. Wood, Ph.D., age 60, is currently President and Chief Executive Officer of FiberVisions which is a leading global manufacturer of synthetic fibers for consumer products, construction and industrial applications. FiberVisions is jointly owned by SPG Partners and Hercules Incorporated. From 2001 to 2004, Dr. Wood served as the Chief Executive Officer of Kraton Polymers, a specialties chemical company, and Chairman and Representative Director of JSR Kraton Elastomers, a Japanese joint venture company. Kraton Polymers was acquired from Royal Dutch Shell Group by Ripplewood Holdings and subsequently sold in 2004 to the Texas Pacific Group JPMorgan Partners. From July to December 2004, Dr. Wood served as Vice Chairman advising the Kraton Board of Directors. Prior to this Dr. Wood was President of the Global Elastomers business unit of Shell Chemicals, Ltd., and a Vice President of that company. Dr. Wood was also elected International President of the International Institute of Synthetic Rubber Producers. Dr. Wood has a BSc in Chemistry and a Ph.D. in Chemical Engineering from Nottingham University, United Kingdom and is a graduate of the Institute of Chemical Engineers. Mr. Wood has served as a director of Neenah since November 30, 2004.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors (the “Board”) conducts its business through meetings of the full Board and through committees of the Board, consisting of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “Nominating Committee’’). During 2006 our Board held eight meetings, the Audit Committee held five meetings, the Compensation Committee held five meetings and the Nominating Committee held four meetings. No director attended less than 75% of the 2006 meetings of the Board and meetings of the committees of which he or she is a member. Neenah holds regularly scheduled executive sessions of non-management directors, and in 2006 the Board designated Mr. McGovern as lead director to preside at such sessions.

Audit Committee

The Audit Committee is comprised solely of directors who meet the independence requirements of the New York Stock Exchange (“NYSE”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), and are financially literate, as required by NYSE rules. At least one member of the Audit Committee is an audit committee financial expert, as defined by the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee has been established in accordance with applicable rules promulgated under the Exchange Act. The Audit Committee assists the Board in monitoring:

•       the quality and integrity of our financial statements;

•       our compliance with ethical policies contained in our Code of Business Conduct and Ethics and legal and regulatory requirements as well as administering our policy regarding related party transactions;

•       the independence, qualification and performance of our registered public accounting firm; and

•       the performance of our internal auditors.

The Audit Committee is governed by the Audit Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

The members of the Audit Committee are Messrs. Lucas (Chairperson), Moore and Dr. Wood. The Board has determined, based on his experience at FASB, that Mr. Lucas is an audit committee financial expert.

Nominating and Corporate Governance Committee

The Nominating Committee is comprised solely of directors who meet NYSE independence requirements. The Nominating Committee:

•       oversees the process by which individuals are nominated to our Board;

•       reviews the qualifications, performance and independence of members of our Board;

•       reviews and recommends policies with respect to composition, organization, processes and practices of our Board; and

•       identifies and investigates emerging corporate governance issues and trends that may affect us.

The Nominating Committee is governed by the Nominating and Corporate Governance Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

The members of the Nominating Committee are Dr. Leeper (Chairperson), Mr. McGovern and Mr. Grzedzinski.

Compensation Committee

The Compensation Committee is comprised solely of directors who meet NYSE independence requirements, meet the requirements for a “Nonemployee Director” under the Exchange Act, and meet the requirements for an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee:

•       reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and sets such compensation;

•       approves, in consultation with our Chief Executive Officer, the compensation of our officers who are elected by our Board;

•       makes recommendations to our Board with respect to our equity-based plans and executive incentive-compensation plans; and

•       reviews with management and approves awards under our long-term incentive-compensation plans and equity-based plans.

The Compensation Committee is governed by the Compensation Committee Charter approved by the Board. The charter is available on our website at www.neenah.com. We will also provide a copy of the charter to stockholders upon request at no charge.

The members of the Compensation Committee are Messrs. Moore (Chairperson), McGovern and Dr. Wood.

CORPORATE GOVERNANCE

Independent Directors

Our Amended and Restated Bylaws provide that a majority of the directors on our Board shall be independent. In addition, the Corporate Governance Policies adopted by the Board, described further below, provide for independence standards consistent with NYSE listing standards. In evaluating the independence of our independent directors, the Board also considered whether any of the independent directors has any material relationships with Neenah and concluded that none of such directors had a material relationship that impaired their independence. Mr. Moore is a partner of McCarthy Tétrault, L.L.P., a firm which has represented Neenah in connection with certain limited corporate matters. Due to the limited nature of this firm’s representation of Neenah relative to the overall scope of its business, the Board concluded that the existence of this relationship does not impair Mr. Moore’s independence. In making the determination described above, the Board relied on both information provided by our directors as well as, information developed internally by Neenah. The nominees for director are such that immediately after the election of the nominees to the Board of Directors, a majority of all directors holding office will be independent directors. The Nominating Committee and the Board have determined that all directors and nominees, except for Mr. Erwin, do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with NYSE listing standards and our Corporate Governance Policies.

Nomination of Directors

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating Committee, in consultation with the Chairman of the Board and Chief Executive Officer. More specifically, our Nominating Committee has adopted, and the Board has ratified, the Neenah Paper, Inc. Policy Regarding Qualification and Nomination of Director Candidates.

The Nominating Committee seeks to create a Board that is as a whole strong in its collective knowledge of, and diversity of skills and experience with respect to, accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance and global markets.

Qualified candidates for director are those who, in the judgment of the Nominating Committee, possess all of the following personal attributes and a sufficient mix of the experience attributes to assure effective service on the Board. Personal attributes of a Board candidate considered by the Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a Board candidate considered by the Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of view points, special business experience and expertise. When the Nominating Committee reviews a potential new candidate, the Nominating Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and our company at that time given the then current mix of director attributes.

The Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will periodically assess the appropriate size of the Board and whether any vacancies on the Board are expected. In the event that vacancies are anticipated or otherwise arise, the Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including: (i) Nominating Committee members; (ii) other directors of Neenah; (iii) management of Neenah; and (iv) stockholders of Neenah. The Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

In accordance with NYSE listing standards, we ensure that at least a majority of our Board is independent under the NYSE definition of independence and that the members of the Board as a group maintain the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Nominating Committees.

The Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of Neenah of his or her intention to make a nomination. Pursuant to our Amended and Restated Bylaws, the notice of nomination must be received by Neenah not less than 50 days nor more than 75 days prior to the Annual Meeting, or if Neenah gives less than 60 days notice of the meeting date, the notice of nomination must be received within 10 days after the Annual Meeting date is announced.

To recommend a nominee, a stockholder should write to Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary of Neenah, at 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Any such recommendation must include:

•       the name and address of the stockholder and a representation that the stockholder is a holder of record of shares of our common stock;

•       a brief biographical description for the nominee, including his or her name, age, business and residence addresses, occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above;

•       a description of all arrangements or understandings between the stockholder and each nominee; and

•       the candidate’s consent to serve as a director if elected.

Once director candidates have been identified, the Nominating Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Nominating Committee deems necessary or appropriate, including those set forth above. Qualified prospective candidates will be interviewed by the Chairman of the Board, the Chief Executive Officer and at least one member of the Nominating Committee. The full Board will be kept informed of the candidate’s progress. Using input from such interviews and other information obtained by the Nominating Committee, the Nominating Committee will evaluate whether a prospective candidate is qualified to serve as a director and, if so qualified, will seek full Board approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board.

Existing directors who are being considered for re-nomination will be re-evaluated by the Nominating Committee based on each director’s satisfaction of the qualifications described above and his or her performance as a director during the preceding year. All candidates submitted by stockholders will be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth above have been followed.

All of the current nominees for director recommended for election by the stockholders at the Annual Meeting are current members of the Board. Based on the Nominating Committee’s evaluation of each nominee’s satisfaction of the qualifications described above and their performance as directors in 2006, the Nominating Committee determined to recommend the three directors for re-election. No other person or entity has recommended the current nominees for re-election. The Nominating Committee has not received any nominations from stockholders for the Annual Meeting.

Corporate Governance Policies

We have adopted the Neenah Paper, Inc. Corporate Governance Policies (the “Corporate Governance Policies”) that guide the company and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director evaluations, director orientation and education, director access to management, Board access to independent advisors, and management development and succession planning. A copy of the Corporate Governance Policies are available on our website at www.neenah.com. We will provide a copy of the Corporate Governance Policies to stockholders upon request at no charge.

Code of Business Conduct and Ethics

We have adopted the Neenah Paper, Inc. Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, and applies to our Chief Executive Officer, Chief Financial Officer (who is both our principal financial and principal accounting officer), as well as all other employees, as indicated above. The Code of Business Conduct and Ethics also meets the requirements of a code of conduct under NYSE listing standards. The Code of Business Conduct and Ethics is available on our website at www.neenah.com. We will provide a copy of the Code of Business Conduct and Ethics to stockholders upon request at no charge.

Communications with the Board of Directors

We have established a process for stockholders to communicate with members of the Board, including non-management members of the Board. If you have any concern, question or complaint regarding any accounting, auditing or internal controls matter, or any issue with regard to our Code of Business Conduct and Ethics or other matters that you wish to communicate to our Board or non-management directors, send these matters in writing to c/o General Counsel, Neenah Paper, Inc., 3460 Preston Ridge Road, Preston Ridge III, Suite 600, Alpharetta, Georgia 30005. Information about our Board communications policy and procedures for processing Board communications for all interested parties can be found on our website at www.neenah.com under the link “Investor Relations—Corporate Governance—Board of Directors—Board Communications Policy.”

Approval of Related Party Transactions

In December of 2006 Neenah amended the charter of the Audit Committee to require that the Audit Committee review and approve any transactions that would require disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. Neither Neenah nor the Board are aware of any matter that would have required the review and approval of the Audit Committee in accordance with the terms of the amended charter as described above.

2006 DIRECTOR COMPENSATION

Each of our directors who is not an employee receives an annual cash retainer fee of $36,000 and is paid $1,000 for each Board and committee meeting attended. The chairperson of the Audit Committee is paid an additional $10,000 in cash per year, the director chairing the Compensation Committee is paid an additional $7,500 in cash per year and the director chairing the Nominating and Corporate Governance Committee is paid an additional $5,000 in cash per year. In addition to the cash compensation, to ensure that our directors will have an equity ownership interest aligned with our stockholders, we make annual awards of nonqualified stock options, restricted shares and/or restricted stock units of our common stock under the Neenah Paper, Inc. 2004 Omnibus Stock and Incentive Compensation Plan (the “Omnibus Plan”) to each nonemployee director. On May 4, 2006, each nonemployee director was granted 1,870 nonqualified stock options at a per share exercise price of $32.84 (which was the the closing price of our common stock on that date) and 585 restricted stock units. These stock options and restricted stock units will become fully exercisable and/or vested, as applicable, on the first anniversary of the date of grant. Employee directors will receive no additional compensation and no perquisites for serving on our Board. In December of 2006, Neenah established the Neenah Paper Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The Directors’ Plan will enable each of our nonemployee Directors, beginning in 2007, to defer a portion of their compensation earned from Neenah. Compensation available for deferral under the Directors’ Plan includes cash and restricted stock awards.

The following table shows the total compensation paid to each of our nonemployee directors in 2006.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
Edward Grzedzinski	48,000	22,556		27,365	698		98,619
Mary Ann Leeper	52,026	22,556		27,365	698		102,645
Timothy S. Lucas	57,972	22,556		27,365	698		108,591
Philip C. Moore	64,317	22,792	(4)	27,365	462	(4)	114,936
Stephen M. Wood	54,000	22,556		27,365	698		104,619
John F. McGovern	53,264	12,808		16,493	117		82,682

(1)             Amounts reported in this column represent Neenah’s expense recognized in 2006 for outstanding restricted stock units to the director indicated calculated in accordance with Financial Accounting Standards Board Statement No. 123(R), “Share-Based Payment” (“FAS 123 R”) excluding an estimate of forfeitures related to service-based conditions. See Note 10 to our audited Financial Statements included in our 2006 Annual Report on Form 10-K (the “Form 10-K”) for the assumptions used in valuing and expensing these restricted stock units. Each of our directors held an aggregate of 1,170 restricted stock units as of December 31, 2006, except for Mr. McGovern who held 585 restricted stock units and Mr. Moore who held 1,178 restricted stock units. Except for Mr. Moore, the grant date fair value of the 585 restricted stock units granted to each of our other nonemployee directors in 2006 was $19,211.

(2)             The amount reported in this column represents Neenah’s expense for stock options and was calculated in accordance with FAS 123 R, excluding an estimate of forfeitures related to service-based vesting conditions. The value reported in this column was determined using a Black-Scholes stock option valuation model. See Note 10 to our audited Financial Statements included in our Form 10-K for the assumptions used in valuing and expensing these stock options. Each of our nonemployee directors held options to purchase an aggregate of 5,585 shares of our common stock as of December 31, 2006, except for Mr. McGovern who held options to purchase an aggregate of 1,870 shares of our common stock as of December 31, 2006. The grant date fair value of the option awards granted to each of our nonemployee directors in 2006 was $24,740.

(3)             Represents quarterly cash dividend payments made to each nonemployee director in connection with their ownership of restricted stock units and/or beneficial ownership of common stock.

(4)             Due to restrictions imposed by Canadian Law, Mr. Moore is not able to receive the quarterly cash dividends referred to in the immediately preceding footnote. In lieu of receiving cash dividends, Mr. Moore receives additional restricted stock units on the date of each dividend payment approximately equal in value to the amount of each cash dividend he would have received, if eligible (rounded up to the nearest share). As a result of his receipt of restricted stock units in lieu of cash dividends, the grant date fair value of the 593 restricted stock units granted to Mr. Moore calculated in accordance with FAS 123R is $19,445. These additional restricted stock units vest on the same date as the original restricted stock unit grant. Once restricted stock units have vested Mr. Moore receives dividend payments in cash.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following section presents an analysis, summary and overview of our compensation policies and programs, including material decisions we have made under those policies and programs in setting the compensation levels for our “named executive officers” listed below. Following this section under the heading “Additional Executive Compensation Information” we have included certain tables where you will find detailed 2006 compensation information for all of our named executive officers. This section is intended to provide you with details regarding Neenah’s compensation practices, as well as the information and process used to create and implement our compensation program for our named executive officers and our other executive officers.

Named Executive Officers

•       Sean T. Erwin, Chairman of the Board, President and Chief Executive Officer

•       Steven S. Heinrichs, Senior Vice President, General Counsel and Secretary

•       Bonnie C. Lind, Senior Vice President, Chief Financial Officer and Treasurer

•       William K. O’Connor, Senior Vice President—President Fine Paper

•       James R. Piedmonte, Senior Vice President—Operations

Topics Covered

Our Compensation Discussion and Analysis addresses the following topics:

•       The members and role of our Compensation Committee;

•       Our compensation-setting process;

•       Our compensation philosophy and policies regarding executive compensation;

•       The components of the executive compensation program;

•       Our compensation decisions for the fiscal year 2006; and

•       Summary Information for compensation decisions for the fiscal year 2007.

Members and Role of Compensation Committee

Our Compensation Committee is comprised of three independent directors, Philip C. Moore (Chairman), John F. McGovern and Stephen M. Wood. The Compensation Committee operates under a charter that is posted on our web-site at www.neenah.com. The Compensation Committee has the responsibility for administering our compensation program as described below.

Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. Mr. Moore works with management to establish the meeting agenda. Our Compensation Committee typically meets with the Chief Executive Officer, General Counsel, Vice President of Human Resources, and where appropriate, with outside advisors. Our Compensation Committee also regularly meets in executive session without management.

Our Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee as well as materials that our Compensation Committee has specifically requested.  Depending on the agenda for the particular meeting, these materials may include:

•       financial reports on year-to-date performance versus budget and compared to prior year performance;

•       calculations  and reports on levels of achievement  of individual and corporate performance objectives;

•       reports on Neenah’s strategic objectives and budget for future periods;

•       reports on Neenah’s performance versus a peer group of companies;

•       information regarding the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites, retirement benefits and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change-in-control of Neenah; and

•       information regarding compensation programs and compensation levels at groups of companies identified by our compensation consultant.

The Compensation Committee Process

Committee Advisors

The Compensation Committee charter grants the Compensation Committee sole authority to hire and fire advisors to the committee and approve their compensation. Management retained independent compensation consultant, Hewitt Associates to assist in the collection of the compensation data for a selected peer group of companies on an annual basis as well as to advise management and the Compensation Committee on developments relating to executive compensation generally. Hewitt Associates also assists management and the Compensation Committee in their ongoing assessment of the effectiveness of Neenah’s compensation policies and programs. The Compensation Committee engaged Hugessen Consulting Inc. (“Hugessen”) to provide it with additional independent advice and assistance in its deliberations. Hugessen reviewed and verified the information provided by Hewitt Associates and assisted the Compensation Committee in assessing 2006 compensation for Neenah’s name executive officers. In addition, Hugessen provided input, along with Hewitt Associates to assist the Compensation Committee in establishing the 2007 targeted compensation levels, including MIP targets and changes to the LTIP for 2007 (as discussed below).

With the assistance of Hewitt Associates, Neenah completed a proxy study of executive compensation using certain publicly traded companies of similar size from the paper, pulp and packaging industries (the “Proxy Study”). In addition, data from a broad sample of industrial companies with revenues between $500 million and $1.5 billion was used by Hugessen to confirm the results of the Proxy Study. The studies compared the total compensation package of our named executive officers against the compensation paid to similarly situated executives in comparable positions. The peer company group in our Proxy Study included AEP Industries Inc. AptarGroup Inc., Buckeye Technologies Inc., Caraustar Industries Inc., Chesapeake Corporation, Constar International Inc., CSS Industries Inc., Myers Industries Inc., P. H. Glatfelter Company, Pope & Talbot Inc., Potlach Corp, Schweitzer-Mauduit International Inc. and Wausau Paper Corporation.

Neenah’s management and the Compensation Committee do not believe that it is appropriate to establish compensation levels based solely on benchmarking; however, marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. Management and the Compensation Committee believe that information regarding pay practices at other companies is useful to confirm that our compensation practices are competitive in the marketplace.

Accordingly, the Compensation Committee reviews compensation levels for our named executive officers and other executive officers against compensation levels at companies identified in the peer groups selected by the compensation consultants retained by management and the Compensation Committee.

Targeted Compensation Levels

Together with performance objectives, our Compensation Committee establishes targeted total compensation levels for each of the senior executive officers eligible to participate in the Management Incentive Plan (“MIP”) and the Long-Term Incentive Plan (“LTIP”) as authorized by the Neenah Paper, Inc. Omnibus Stock and Incentive Compensation Plan (the “Omnibus Plan”). In making this determination our Compensation Committee is guided by the compensation philosophy described below. Our Compensation Committee also considers historical compensation levels, competitive pay practices at companies in the studies described above and the relative compensation among Neenah’s senior executive officers. The Compensation Committee may also consider industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of Neenah’s compensation program in achieving desired performance levels.

As targeted total compensation levels are determined, our Compensation Committee will also determine the portion of total compensation that will be contingent, performance-based pay. Performance based pay generally includes cash bonuses under our MIP program and equity awards under our LTIP, where value is dependent upon long-term appreciation in stock price.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines is to foster long-term stock holdings by company leadership. These guidelines create a strong link between stockholders’ and management’s interests. Named executive officers are required to own a designated multiple of their respective annual salaries. Mr. Erwin is required to own 3 times his annual salary, Ms. Lind is required to own 2 times her annual salary and all the remaining named executive officers are required to own 1.5 times their annual salaries. Each named executive is given a five year window to reach the ownership guidelines, with a requirement of achieving 20% in each year. The following holdings are counted toward fulfilling guidelines, with each being valued using our stock price as of Dec 31st of each year; (i) Stock held in the 401(k) plan, other deferral plans, outright or in brokerage accounts; (ii) performance share units or restricted stock units earned but not vested or not paid out; and (iii) one-third of vested stock options. Penalties for failure to meet the guidelines include payment of MIP compensation in Neenah stock and reduction of LTIP compensation.

Objectives and Philosophy

Neenah’s compensation policies are designed to accomplish the following key objectives:

•       Reward executives for long-term strategic management and enhancement of stockholder value;

•       Support a performance oriented work environment that rewards achievement of identified internal goals and recognizes the Company’s performance against the performance of selected peer companies; and

•       Attract and retain leaders whose abilities are essential to Neenah’s long-term success and competitiveness.

We believe that executive compensation, both long-term and short-term, should be directly linked with performance. Our measures of performance are keyed off of personal goals set for each individual, Neenah’s operational goals and the creation of shareholder value.

Decisions made concerning the total compensation package for our executives take into consideration the individual executive’s level of responsibility within Neenah, the performance of Neenah relative to peer companies and the creation of shareholder value. We achieve a balanced and competitive compensation package through a mix of base salary, performance based cash bonuses, long-term equity based incentives and awards, deferred compensation plans, pension plans and welfare benefits.

Compensation Components

Our executive compensation includes the base components described below, each of which is designed to accomplish specific goals of our compensation philosophy as detailed above. In connection with our discussion of each of such base components, the following questions will be answered:

•       Why Neenah chooses to pay the base component;

•       How Neenah decides how much of the base component to pay; and

•       How each base component fits into Neenah’s overall compensation scheme and supports Neenah’s compensation philosophy.

Base Salary

Base salary is a critical element of executive compensation in that it provides our executives with a base level of monthly income. Individual base salaries for our named executive officers are set at a level close to the median of similar positions at selected peer companies as discussed above. Neenah has elected to set base salary at this median level so that a significant proportion of the executive’s total compensation (at least 50%) is performance based pay. Salary increases, if any, are reviewed and approved by the Compensation Committee on an annual basis. Factors considered in base salary increases include the company’s performance over the past year, changes in individual executive responsibility and any shift in the median of base salary as indicated by our analysis of peer companies.

This approach to base salary supports our compensation philosophy in that the Compensation Committee has determined that setting the salary at this level allows Neenah to be competitive in attracting and retaining talent, while at the same time requiring that a substantial portion of the executive’s overall compensation be performance based, thus aligning the executive’s and stockholders’ interests.

Annual Performance Bonuses

Annual cash incentives are based on the MIP which measures performance against Neenah’s goals established in the beginning of each calendar year. MIP bonuses are paid as a percentage of base salary with a target bonus ranging from 45% to 75% for named executive officers. The Compensation Committee determined to set the target bonus range based on its desire to ensure that, with the other base compensation components available to executive officers, the total amount of performance compensation equals approximately 50% of an executive’s total compensation, at target levels. Within the range described above, the target bonus percentage is set based on the experience and knowledge of the executive and the quality and effectiveness of their leadership within Neenah as determined by the Compensation Committee.  The amount of the actual MIP bonus may be adjusted up or down from the target bonus based on Neenah’s year-end results (as measured by the objective criteria set forth in the MIP plan for the applicable year, as previously approved by the Compensation Committee). Actual MIP payments can range from 0-200% of the target bonus for each executive depending on the whether results fall short of, achieve or exceed the identified performance goals. The following chart details the percentage of a MIP award that would be paid at below threshold, threshold, target and outstanding levels of performance.

Below Threshold	Threshold	Target	Outstanding
0%	50%	100%	200%

The range of possible payments described above was set by the Compensation Committee based on (x) its belief that no bonus should be earned if performance is below established thresholds and (y) its determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance. Under the MIP, specific performance measures and thresholds are based on key metrics that support Neenah’s short-term and long-term strategies as determined by the Compensation Committee in consultation with Neenah’s CEO.

Annual performance bonuses support our compensation philosophy in that they: (i) reward Neenah’s executives for meeting and exceeding goals that contribute to Neenah’s short-term and long-term strategic plan and growth; (ii) promote a performance-based work environment; and (iii) serve as a material financial incentive to attract and retain executive talent.

Long-Term Equity Compensation

Long-term equity incentives under the LTIP consist of stock options and performance share units, set on an annual basis, with each type of award representing approximately 50% of the value of the equity incentive award for that year. The total LTIP grant is set at the beginning of the year for each executive at a minimum of 50% of the executive’s base salary, at target levels. Options are granted on two separate dates, one in February in conjunction with the first Board meeting of each fiscal year and the second grant occurring automatically six months after the first grant. This grant structure is intended to provide incentive for continued executive performance throughout the calendar year while providing a consistent grant schedule that is neither tied to the release of financial information or material events. Each year the Compensation Committee reviews and approves a target number of performance share units for each of our named executive officers and each other participant in the LTIP plan. The number of units actually earned by each participant is dependant upon Neenah’s corporate performance in the relevant year and can range from 30% to 225% of the target. The range of possible awards was set by the Compensation Committee based on its: (i) belief that a minimal award shall be granted if the performance measures are significantly below target levels; and (ii) determination that the top end of the range provided an appropriate incentive for management to achieve exceptional performance.

Performance share units granted in connection with compensation for fiscal 2006 vest on a cliff basis two years after the awards are earned. Option awards granted in connection with compensation for fiscal 2006 vest in increments of 30%, 30% and 40% over a three year period. Beginning in 2007 LTIP grants will be measured against long term (3 year) performance measures including relative total shareholder return over a three year period and corporate earnings before interest, taxes, depreciation and amortization (“EBITDA”) less a charge for cost of capital. The Compensation Committee believes that steady improvement in these metrics over an extended period is most likely to maximize shareholder value.

The combination of stock options and performance share units focuses our executives on Neenah’s financial performance and increasing shareholder value. It is aligned with and supports our stock ownership policy. Long-term incentives also help retain employment during the vesting periods.

Retirement Benefits

We maintain a funded, tax-qualified, non-contributing defined benefits plan (the “DB Plan”)  that covers certain employees, including all of our named executive officers, except for Mr. Heinrichs. We also maintain a supplemental defined benefits plan (the “SDB Plan”) that provides the benefits necessary to fulfill the intent of our pension plan without regard to the limitations on qualified pension plans imposed by the Internal Revenue Code of 1986, as amended (the “Code”). The SDB Plan is unfunded and non-qualified. The benefits payable to employees under the DB Plan and SDB Plan are dependant upon each participant’s years of service under such plans (with credit for years of service under the Kimberly-Clark pension plan prior to the spin-off) and their monthly average earnings for the five calendar years in which the participant’s earnings were the highest (including earnings achieved while serving under the Kimberly-Clark plan). For DB Plan calculation purposes, earnings include annual cash compensation (base salary and MIP) and do not include any payments under our LTIP.

We also maintain two qualified defined contribution plans, the retirement contribution plan (the “RCP”) and the 401K plan (the “401K Plan”), for employees, including Mr Heinrichs, who joined Neenah after the spin-off (or employees formerly employed by Kimberly-Clark who joined Kimberly-Clark after December 31, 1996) and for employees who opted out of continuing participation in the pension plan described above. The 401K Plan is a contributing plan in which Neenah matches contributions made by employees up to a limit set by management and approved by the Compensation Committee from time to time. The RCP is a non-contributing plan under which Neenah makes contributions to accounts established for each of the participants. The amount of the contributions vary depending on the age and compensation level of the employee. Further, we maintain a supplemental retirement contribution plan (the “SRCP”) which is a non-qualified, non-contributing defined contribution plan. Neenah provides benefits under the SRCP to the extent necessary to fulfill the intent of the RCP without regard to the limitations set by the Code on qualified defined contribution plans.

Neenah and the Compensation Committee believe that the DB Plan, SDB Plan, RCP, SRCP and 401K Plan are core components of our compensation program. The plans are competitive with plans maintained by our peer companies and are necessary to attract and retain top level executive talent. Additionally, the plans support the long-term retention of key executives by providing a strong incentive for the executive to remain with Neenah over an extended number of years.

Severance Payments

The Neenah Paper Executive Severance Plan (the “Executive Severance Plan”) covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer’s employment by Neenah without “cause” or by the officer for “good reason” (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without “cause” during the one-year period preceding such a change of control, the officer will be entitled to a lump-sum cash payment equal to the sum of:  (i) 2 times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree welfare benefits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000).

Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. These benefits are intended to recruit and retain key executives and provide continuity in Neenah’s management in the event of a change in control. We believe the Executive Severance Plan is consistent with similar plans maintained by our peer companies and therefore is a core component of our compensation program necessary attract and retain key executives.

Deferred Compensation

In December of 2006, Neenah adopted a deferred compensation for its executive officers which became effective in January 2007. The deferred compensation plan will enable our executive officers to defer a portion of annual cash compensation (base salary, and non-equity annual awards under our MIP). This plan is intended to assist our executive officers in maximizing the value of the compensation they receive from the Company and assist in their retention. We believe that the deferred compensation plan is a compensation component consistent with peer companies and supports our goals with respect to executive retention.

Other Benefits

We offer our named executive officers certain other benefits, including qualified retirement plans, medical and dental insurance, life insurance, disability insurance, paid time off, and paid holidays. These benefits are offered to all other salaried employees in the United States. Highly compensated employees, including the named executive officers, are eligible for participation in one of the supplemental retirement plans discussed above. In addition to these benefits, we also offer the named executive officers limited reimbursements for financial and estate planning, tax preparation services and one annual health physical. The reimbursements for these services are not grossed up for taxes.

Determination of Appropriate Pay Levels

Neenah’s compensation policy is structured to provide competitive pay within the relevant market by targeting the median base salary of a selected peer group, and reward the executives for short term and long performance through an overall compensation matrix, including the core compensation components discussed above.

2006 Base Salary

The determining factors used in setting the base salary levels for our named executive officers includes the competitive pay analysis described above, the executive’s tenure, experience and skill set, annual budget considerations, revenue growth, stockholder value and the performance of the individual executive. Base salaries did not increase for any of our named executive officers in 2006. This determination was based on Neenah’s 2005 performance and a comparison against the Proxy Study.

Mr. Erwin’s 2006 base salary was $590,000, Mr. Heinrichs’ 2006 base salary was $235,000, Ms. Lind’s 2006 base salary was $275,000, Mr. O’Connor’s 2006 base salary was $230,000, and Mr. Piedmonte’s 2006 base salary was $222,200. Setting base salary at these levels is aligned with our compensation philosophy to target a median base salary range while providing that a significant percentage (at least 50%) of our executives’ total compensation is performance based.

2006 MIP Payments

The MIP plan gives our named executive officers the opportunity to earn annual cash bonuses based on the achievement of specific performance goals established at the beginning of each year. Target bonuses are set as a percentage of base salary (ranging from 45%-75%). As described above, the level of target bonuses is intended to balance the relatively conservative base salaries for the executives and tie their compensation to Neenah’s performance. Goals for the 2006 MIP program included measurements of earnings from the paper businesses, free cash flow, cost of pulp per ton produced, and progress achieved in implementing the company strategic plan. Safety results acted as a modifier on results from the other objectives. Each of these goals were used as the MIP objectives for the four senior vice presidents who are named executive officers. The MIP for Mr. Erwin did not include the free cash flow measure. On a stand alone basis, each goal could have yielded a payout from 0% to 200%, based on year-end results. At the beginning of 2006, a threshold level, target level and outstanding level of accomplishment were authorized. For paper earnings, a year-end result of $63.5 million of earnings before income taxes (“EBIT”) was below threshold, so no payout was given on this objective. The year-end free cash flow result of $22 million was well above the target number, which yielded a 200% payout on this objective for the senior vice presidents. Pulp cost per ton is proprietary information, but results were outstanding, well above the target level and yielded a 200% payout on this category. The strategic plan objective was paid out at 185% of target. This result was driven by the successful transfer of our Terrace Bay Ontario pulp operations, the sale of certain woodlands in Nova Scotia, and the acquisition of our technical paper production facilities in Germany. Finally, while safety results of a 1.5 incident rate for the entire company in 2006 were excellent and would place Neenah in the top quartile of industrial companies, the results at year-end were on target, so there was no modification of the final payout as a result of this metric.

Based on the process described above MIP payments were awarded as follows: Mr. Erwin’s 2006 target MIP award was established at 75% of base salary and he received 126% of this target amount ($557,550); Mr. Heinrichs’ 2006 target MIP award was established at 45% of base salary and  he received 130% of this target amount ($137,475); Ms. Lind’s 2006 target annual cash bonus award was established at 50% of base salary and she received 130% of this target amount ($178,750); Mr. O’Connor’s 2006 target annual cash bonus award was established at 45% of base salary and he received 130% of this target amount ($134,550); Mr. Piedmonte’s 2006 target annual cash bonus award was established at 45% of base salary and he received 130% of this target amount ($129,987).

2006 LTIP

The LTIP plan gives each of our named executive officers the opportunity to earn two forms of equity compensation, stock options and performance share units pursuant to the Omnibus Plan. Stock options are granted at the beginning of each year to be distributed in two equal grants during the calendar year as previously described. For 2006 performance share units were earned on December 31st and the number of units was adjusted from the initial target set based on performance for that year relative to the goals set by Neenah, and approved by the Compensation Committee at the beginning of the year. The target value of the LTIP grant is calculated annually as a percentage of base salary. For our named executive officers in 2006, the percentage ranged from 55% to 110% of base pay. For each of our named executive officers, the value resulting from the percentage selected is then evenly divided into awards of non-qualified stock options and a target number of performance share units. The range of possible awards under the LTIP was selected to balance the relatively conservative base salaries for our named executive officers and tie a substantial percentage of their compensation to Neenah’s performance.

Awards of stock options are valued using a modified Black-Scholes formula as modeled by Hewitt Associates to determine the number of shares granted. For the 2006 grant, the value used to determine the number of shares that would be subject to the option grants to be made to each of the named executive officers was 32% of Neenah’s stock price. The stock price used was the average closing price for the full month of December 2005. The stock price so determined is multiplied by 32% and the product of this calculation is divided into the authorized economic value of the option grant and then rounded to the nearest hundred shares to produce the number of shares to be subject to the applicable option award. The annual stock option grant is further divided into two parts, with one half of the options granted at the first regularly held meeting of the Compensation Committee, usually in February, and the second half of the options granted automatically six months thereafter. The exercise price of each option award is set based on the closing price of our common stock on the date of grant. The process described above resulted in the grant of options to purchase a total of 38,300 shares, 13,600 shares, 7,800 shares, 7,600 shares and 7,300 shares to each of Mr. Erwin, Ms. Lind, Mr. Heinrichs, Mr. O’Connor and Mr. Piedmonte, respectively. The total number of shares described above for each officer was then divided by two in order to obtain the number of shares that would be subject to the grant made in February and the grant made in August of 2006. Each grant of options made in 2006 vests in increments of 30%, 30% and 40% over a three year period, with vesting occurring on each anniversary of the applicable grant date.

The target number of performance share units represents the other half of the total LTIP award. The base value of each performance share is 85% of the stock price determined in the manner described above. This is a common practice to which recognizes that the full value of the grant will not be realized, due to resignations, terminations, etc. and is therefore discounted. The discounted value is divided into the authorized economic value of the award and then rounded to the nearest hundred shares to calculate the target number of shares for each of the named executive officers. The target number of 2006 performance share units was modified at the end of 2006, based on a 1-year performance period. After the performance period, the modification of the target number of shares was calculated using a performance share grid, authorized by the Compensation Committee that tracks performance against the LTIP goals on an “x” and “y” axis. For 2006, the x-axis was represented by the year-over-year (2005 v. 2006) change in paper revenue (from Neenah’s fine paper and technical products divisions). The y-axis was Neenah’s return on invested capital (“ROIC”) for 2006. End of year results included a 1.2% paper revenue growth and an ROIC of over 20%. The combination of both measures produced a 162.5% upward modification of target awards, yielding a total of 19,988 performance share units for Mr. Erwin, a total of 3,900 performance share units for Mr. Heinrichs, a total of 6,988 performance share units for Ms. Lind, a total of 3,900 performance share units for Mr. O’Connor, and a total of 3,738 performance share units for Mr. Piedmonte. Once the final number of performance share units is determined, they will vest on a cliff basis at the expiration of a two-year period (i.e. December 31, 2008).  As a comparison, the same metrics were used for our 2005 performance share unit grants which resulted in an award of 30% of the original target award for each of our named executive officers.

FACTORS CONSIDERED IN DECISIONS TO INCREASE OR DECREASE COMPENSATION MATERIALLY

As previously discussed, the review and analysis of; (i) peer company data; (ii) Neenah’s financial and operational  performance; and (iii) individual executive performance are the core factors considered in determining executive compensation. The same factors are used in any decision to materially increase or decrease the salaries or other compensation payable to our named executive officers. For the reasons discussed above 2006 base salaries for our named executive officers were the same as 2005 salaries.

TIMING OF COMPENSATION

Base salary adjustments, if any, are made by our Compensation Committee at the first meeting of each fiscal year (with the adjustments effective as of January 1 of that same year). Stock option grants and performance share unit target levels and awards are made in the manner described above. We do not coordinate the timing of equity awards with the release of non-public information. The exercise price of the stock options is established at the fair market value of the closing price of our stock on the date of the grant.

2007 EXECUTIVE COMPENSATION

Base Salary

In January of 2007 the Compensation Committee approved the following base salary increases for our named executive officers, effective January 1, 2007. Mr. Erwin’s annual base salary was increased to $615,000; Mr. Heinrichs’ base salary was increased to $255,000; Ms. Lind’s base salary was increased to $295,000; Mr. O’Connor’s base salary was increased to $240,000; and Mr. Piedmonte’s base salary was increased to $235,000. These increases were based on Neenah’s performance in 2006 relative to peer companies, the realized increase in shareholder value and an adjustment to approximate the median for base salaries as detailed in the Proxy Study.

2007 MIP

At the same time the Compensation Committee also approved objectives for the Neenah’s 2007 MIP. The objectives for 2007 will be corporate EBITDA and accomplishment of an identified strategic plan. Target payouts remain unchanged from 2006 and are still in the range of 45% to 75% of base salary for the named executive officers. MIP awards for Mssrs. Erwin, Heinrichs, Piedmonte and Ms. Lind will be weighted 50% to corporate EBITDA and 50% to the strategic plan. Mr. O’Connor’s MIP award will be weighted 50% to corporate EBITDA and 50% to fine paper EBIT. We believe that the target levels set for 2007 MIP awards will be a significant challenge for each of our named executive officers to meet.

2007 LTIP

The Compensation Committee has also approved option grants and target performance share unit levels for our named executive officers in 2007. The 2007 stock options are granted as follows; the first grant occurred on February 7, 2007 using the closing price of Neenah’s stock on that day of $36.15 as the fair market value exercise price. The second grant will automatically occur on August 7, 2007, using the using the closing price on such date as the exercise price. The term of the grant is 10 years. Mr. Erwin was awarded 19,050 shares for each grant (38,100 shares total);  Mr. Heinrichs was awarded 3,100 shares for each grant (6,200 shares total), Ms. Lind was awarded 4,900 shares for each grant (9,800 shares total); Mr. O’Connor was awarded 2,950 shares for each grant (5,900 shares total); and Mr. Piedmonte was awarded 2,900 shares for each grant (5,800 shares total). The target number of 2007 performance share units was established as follows;  11,300 for Mr. Erwin; 2,400 for Mr. Heinrichs; 3,700 for Ms. Lind; 2,200 for Mr. O’Connor; and 2,200 for Mr. Piedmonte. The stock option and performance share unit target award levels for our 2007 LTIP were determined based on the process described above under the subheading “—Long-Term Equity Compensation,” but using the closing price of Neenah’s stock on December 29, 2006.

Changes to LTIP for 2007

On the same date the Compensation Committee also approved a change to LTIP matrix as described above in this section under the caption “—2006 LTIP”. The x-axis was changed to an economic value indicator based on the improvement in corporate EBITDA, less cost of capital charges. The y-axis will now be relative total shareholder return over a three year period. We believe this matrix is an appropriate gauge of Neenah’s long-term performance and will reward our named executive officers for the Company’s success. In addition, the performance cycle has been increased from one year to three years. As a peer group, the total shareholder return, including dividend yield, will be compared against an average of six paper and forest products companies and the Russell 2000 Value Index. The paper companies will be weighted 80% and the Russell index will be weighted at 20%. The six companies include: Bowater Inc., Caraustar Industries Inc., P. H. Glatfelter Company, International Paper Company, Schweitzer-Mauduit International Inc. and Wausau Paper Corporation. A simple average of the total shareholder return will be used to eliminate the effects of revenue or company size. This change reflects Neenah’s and the Compensation Committee’s intent to tie executive compensation to the long-term success of the Company and reward our named executive officers for continued performance over a multi-year time period.

IMPACT OF ACCOUNTING AND TAX TREATMENTS OF COMPENSATION

In general, the tax and accounting treatment of compensation for our named executive officers has not been a core component used in setting compensation. In limited circumstances we do consider such treatment and attempt to balance the cost to Neenah against the overall goals we intend to achieve through our compensation philosophy. In particular, our intent is to maximize deductibility of our named executive officers’ compensation under Code Section 162(m) while maintaining the flexibility necessary to appropriately compensate our executives based on performance and the existing competitive environment. The MIP and LTIP programs are performance-based and are designed to be fully deductible under Code Section 162(m). Additionally, we do not believe the adoption of FAS 123R will materially impact our future selection of equity and performance based compensation.

EXECUTIVE OFFICERS’ ROLE IN COMPENSATION DECISIONS

Mr.  Erwin, our Chairman, Chief Executive Officer and President, along with our Vice President-Human Resources, make recommendations to our Compensation Committee on base salary and target levels for our MIP and LTIP programs for our executive officers (other than for Mr. Erwin). Mr. Erwin is not involved in setting or approving his own compensation levels. These recommendations are based on the philosophy and analysis described above in this Compensation Discussion and Analysis section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees Neenah’s compensation policies and programs on behalf of the Board. In fulfilling this responsibility, the Compensation Committee has reviewed and discussed with Neenah’s management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on such review and discussions, the Compensation Committee recommended to Neenah’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:
Philip C. Moore, Chairman
John F. McGovern
Stephen M. Wood

ADDITIONAL EXECUTIVE COMPENSATION INFORMATION

2006 Summary Compensation Table

The information set forth in the following table reflects compensation paid by us to our Chief Executive Officer, Chief Financial Officer and our three other most highly paid executive officers, who were named executive officers, for services rendered during the year 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Sean T. Erwin Chairman of the Board, President and Chief Executive Officer	2006	590,000	762,451	1,170,590	557,550	255,153	6,600	3,342,344
Bonnie C. Lind Senior Vice President, Chief Financial Officer and Treasurer	2006	275,000	128,271	289,761	178,750	50,245	6,600	928,627
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary	2006	235,000	51,611	127,836	137,475	—	25,442	577,364
William K. O’Connor Senior Vice President, President Fine Paper	2006	230,000	85,702	138,579	134,550	26,324	5,931	621,086
James R. Piedmonte Senior Vice President Operations	2006	222,200	49,266	128,664	129,987	16,706	6,600	553,423

(1)             Amounts shown reflect the dollar value of performance share units granted pursuant to our LTIP, and restricted stock units and restricted stock granted pursuant to our Omnibus Plan, all disregarding any estimates of forfeiture related to service-based vesting conditions. The amount for 2006 represents the portion of the grants which are expensed in 2006 in accordance with FAS 123R and includes expense for awards grants in 2006 and prior years. See Note 10 to the audited Financial Statements included in our Form 10-K for a description of the assumptions used in valuing and expensing the amounts reported above. Under FAS 123R, Neenah has recognized the full value of all performance share units, restricted stock units and restricted stock held by Mr. Erwin as an expense as he is currently retirement eligible.

(2)             This amount is determined using the Black-Scholes model in compliance with the requirements of FAS 123R, disregarding any estimate of forfeitures related to service-based vesting conditions and includes expense for awards granted in 2006 and prior years. See Note 10 to the audited Financial Statement included in our Form 10-K for a description of the assumptions used in valuing and expensing the amounts reported above. Under FAS 123R, Neenah has recognized the full value of all options held by Mr. Erwin as an expense as he is currently retirement eligible.

(3)             Performance bonuses paid under the MIP plan are accrued in the fiscal year earned and paid in the following fiscal year and are described in detail in the portion of our Compensation Discussion and Analysis, captioned “Determination of Appropriate Pay Levels—2006 MIP Payments.”

(4)             Amounts shown reflect the aggregate change during the year in the actuarial present value of accumulated benefit under our DB Plan and SDB Plan. Mr. Heinrichs does not participate in our DB Plan or our SDB Plan. The assumptions for this calculation are in accordance with FAS 123R and are detailed in Note 9 of the audited financial statements included in our Form 10-K. The following  plan amounts are reported in this column

	DB Plans	SDB Plan
Sean T. Erwin	$11,878	$243,275
Bonnie C. Lind	$6,872	$43,373
William K. O’Connor	$6,751	$19,573
James R. Piedmonte	$39	$16,667

(5)             Except for Mr. Heinrichs, “All Other Compensation” consists of Neenah’s 2006 contribution to the 401K account of each of our named executive officers. The amount shown for Mr. Heinrichs includes contributions of $6,462 during 2006 to Mr. Heinrichs’ 401(k) account, as well as Neenah’s contribution to his accounts in the RCP of $12,887 and SRCP of $6,093.

(6)             The amount of salary and bonus (including performance-based bonuses described in footnote 3 above) in relation to total compensation is as follows:  Sean T. Erwin 34%, Bonnie C. Lind 49%, Steven S. Heinrichs 64%, William K. O’Connor 59% and James R. Piedmonte 64%.

2006 Grants of Plan Based Awards

The following table contains information relating to the plan based awards grants made in 2006 to our named executive officers under the Omnibus Plan and is intended to supplement the 2006 Summary Compensation Table listed above.

	Grant	Date of Compensation	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Potential Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date (4)	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	Award ($/SH)	Awards ($)
Sean T. Erwin	02/07/06	—	221,250	442,500	929,250	3,690	12,300	(2)	27,675	—	551,255
	02/07/06	—	—	—	—	—	19,150	(3)	—	27.58	200,501
	08/07/06	02/07/06	—	—	—	—	19,150	(3)	—	29.43	222,715
Bonnie C. Lind	02/07/06	—	68,750	137,500	288,750	1,290	4,300	(2)	9,675	—	192,729
	02/07/06	—	—	—	—	—	6,800	(3)	—	27.58	71,196
	08/07/06	02/07/06	—	—	—	—	6,800	(3)	—	29.43	79,084
Steven S. Heinrichs	02/07/06	—	52,875	105,750	222,075	720	2,400	(2)	5,400	—	107,562
	02/07/06	—	—	—	—	—	3,900	(3)	—	27.58	40,833
	08/07/06	02/07/06	—	—	—	—	3,900	(3)	—	29.43	45,357
William K. O’Connor	02/07/06	—	51,750	103,500	217,350	720	2,400	(2)	5,400	—	107,562
	02/07/06	—	—	—	—	—	3,800	(3)	—	27.58	39,786
	08/07/06	02/07/06	—	—	—	—	3,800	(3)	—	29.43	44,174
James R. Piedmonte	02/07/06	—	49,995	99,990	209,979	690	2,300	(2)	5,175	—	103,094
	02/07/06	—	—	—	—	—	3,650	(3)	—	27.58	38,216
	08/07/06	02/07/06	—	—	—	—	3,650	(3)	—	29.43	42,450

(1)             Represents the range of potential payments that could have been earned by each named executive officer under Neenah’s MIP in 2006. The actual awards earned under the MIP Plan in 2006 are discussed in the Summary Compensation Table above under the caption “Non-Equity Incentive Plan Compensation”.

(2)             Represents the range of potential performance share units that could have been earned by each named executive officer under Neenah’s LTIP in 2006. On December 31, 2006, Mr. Erwin, Ms. Lind, Mr. Heinrichs, Mr. O’Connor and Mr. Piedmonte earned a grant of 19,988, 6,988, 3,900, 3,900 and 3,738 performance share units, respectively, under our LTIP as described in the portion of our Compensation Discussion and Analysis captioned “—Determination of Appropriate Pay Levels—2006 LTIP”. The manner in which the range of performance share units, payable under the LTIP, was determined and the vesting terms applicable to such units are discussed in the portion of our Compensation, Discussion and Analysis captioned “—Determination of Appropriate Pay Levels—2006 LTIP”. Outstanding restricted share units receive dividends at the same rate as other stockholders.

(3)           On February 7, 2006 and August 7, 2006, Mr. Erwin, Ms. Lind, Mr. Heinrichs, Mr. O’Connor and Mr. Piedmonte each received a grant of an option to purchase 19,150, 6,800, 3,900, 3,800 and 3,650 shares of our common stock, respectively under our LTIP. The number of shares subject to each of the February and August option grants was determined as described in the portion of our Compensation Discussion and Analysis captioned “—Determination of Appropriate Pay Levels— 2006 LTIP.” The manner in which the size of the option award was determined as well as the vesting terms applicable to each option grant are also described under the same caption of our Compensation Discussion and Analysis.

(4)             The grant date for each award is the date on which the Compensation Committee took action to grant the awards, except for the August 7, 2006, option grant which occurred six months after the Compensation Committee took action as described in the portion of our Compensation Discussion and Analysis “—Determination of Appropriate Pay Levels—2006 LTIP.”

Outstanding Equity Awards at December 31, 2006

The following table sets forth information concerning outstanding equity awards for our named executive officers as of December 31, 2006. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as noted in the footnotes to the table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested		Market Value of Shares or Units of Stock ($)
Sean T. Erwin	45,307	—	37.59	(1)	02/21/11	—		—
	6,642	—	37.59	(1)	02/21/11	—		—
	51,949	—	32.87	(2)	02/17/12	—		—
	51,949	—	24.01	(3)	02/16/13	—		—
	81,420	54,280	32.60	(4)	12/15/14	—		—
	5,767	11,533	33.19	(5)	02/20/15	—		—
	5,767	11,533	31.70	(6)	08/21/15	—		—
	—	19,150	27.58	(7)	02/07/16	—		—
	—	19,150	29.43	(8)	08/06/16	—		—
	—	—	—		—	5,987	(9)	211,461
	—	—	—		—	12,800	(10)	452,096
	—	—	—		—	3,240	(11)	114,436
	—	—	—		—	19,988	(12)	705,976
Bonnie C. Lind	5,194	—	30.15	(1)	02/25/08	—		—
	1,671	—	26.04	(1)	02/22/09	—		—
	4,313	—	37.59	(1)	02/21/11	—		—
	4,963	—	37.59	(1)	02/21/11	—		—
	2,563	—	32.87	(2)	02/17/12	—		—
	9,491	—	32.87	(2)	02/18/12	—		—
	10,389	—	24.01	(3)	02/16/13	—		—
	28,500	19,000	32.60	(4)	12/15/14	—		—
	2,034	4,066	33.19	(5)	02/20/15	—		—
	2,034	4,066	31.70	(6)	08/21/15	—		—
	—	6,800	27.58	(7)	02/07/16	—		—
	—	6,800	29.43	(8)	08/06/16	—		—
	—	—	—		—	1,915	(9)	67,638
	—	—	—		—	4,500	(10)	158,940
	—	—	—		—	1,140	(11)	40,265
	—	—	—		—	6,988	(12)	246,816
Steven S. Heinrichs	12,420	8,280	32.60	(4)	12/15/14	—		—
	884	1,766	33.19	(5)	02/20/15	—		—
	884	1,766	31.70	(6)	08/21/15	—		—
	—	3,900	27.58	(7)	02/07/16	—		—
	—	3,900	29.43	(8)	08/06/16	—		—
	—	—	—		—	2,000	(10)	70,640
	—	—	—		—	510	(11)	18,013
	—	—	—		—	3,900	(12)	137,748

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested		Market Value of Shares or Units of Stock ($)
William K. O’Connor	5,779	—	30.15	(1)	02/25/08	—		—
	2,569	—	30.15	(1)	02/25/09	—		—
	5,287	—	37.59	(1)	02/21/11	—		—
	5,844	—	37.59	(1)	02/21/11	—		—
	5,352	—	32.87	(2)	02/17/12	—		—
	2,068	—	32.87	(2)	02/17/12	—		—
	12,987	—	24.01	(3)	02/16/13	—		—
	12,120	8,080	32.60	(4)	12/15/14	—		—
	900	1,800	33.19	(5)	02/20/15	—		—
	900	1,800	31.70	(6)	08/21/15	—		—
	—	3,800	27.58	(7)	02/07/16	—		—
	—	3,800	29.43	(8)	08/06/16	—		—
	—	—	—		—	2,873	(9)	101,474
	—	—	—		—	1,900	(10)	67,108
	—	—	—		—	480	(11)	16,954
	—	—	—		—	3,900	(12)	137,748
James R. Piedmonte	1,790	—	30.15	(1)	02/25/08	—		—
	6,233	—	26.04	(1)	02/22/09	—		—
	3,469	—	28.50	(1)	02/20/10	—		—
	473	—	37.59	(1)	02/21/11	—		—
	10,658	—	37.59	(1)	02/21/11	—		—
	5,556	—	32.87	(2)	02/17/12	—		—
	5,575	—	32.87	(2)	02/17/12	—		—
	7,430	—	24.01	(3)	12/16/13	—		—
	3,701	—	24.01	(3)	02/16/13	—		—
	11,820	7,880	32.60	(4)	02/15/14	—		—
	850	1,700	33.19	(5)	02/20/15	—		—
	850	1,700	31.70	(6)	08/21/15	—		—
	—	3,650	27.58	(7)	02/07/16	—		—
	—	3,650	29.43	(8)	08/06/16	—		—
	—	—	—		—	1,900	(10)	67,108
	—	—	—		—	480	(11)	16,954
	—	—	—		—	3,738	(12)	132,026

        (1) These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under the Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off of Neenah from Kimberly-Clark. These options became fully exercisable on December 1, 2004.

        (2) These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under certain Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows:  30% on February 18, 2003, 30% on February 18, 2004 and 40% on February 18, 2005.

        (3) These options were granted on December 1, 2004, as a conversion of certain Kimberly-Clark options that were forfeited under the Kimberly-Clark options that were forfeited under the Kimberly-Clark equity compensation plans due to the spin-off. These options became exercisable as follows:  30% on February 17, 2004, 30% on February 17, 2005 and 40% on February 17, 2006.

        (4) These options were granted on December 15, 2004, and vest as follows:  30% on December 15th of 2005 and 2006 with the remaining 40% vesting on December 15, 2007.

        (5) These options were granted on February 21, 2005, and vest as follows:  33.34% on February 21, 2006 and 33.33% on both February 21, 2007 and February 21, 2008.

        (6) These options were granted on August 22, 2005, and vest as follows:  33.34% on August 22, 2006 and 33.33% on both August 22, 2007 and August 22, 2008.

        (7) These options were granted on February 7, 2006, and vest as follows:  33.34% on February 21, 2007 and 33.33% on both February 21, 2008 and February 21, 2009.

        (8) These options were granted on August 6, 2006, and vest as follows:  33.34% on August 6, 2007 and 33.33% on both August 6, 2008 and August 6, 2009.

        (9) These restricted stock awards were granted on December 1, 2004 to replace certain restricted stock that was forfeited under the Kimberly-Clark equity compensation plan. The restricted stock awards represent four different grants, vesting on June 8, 2005, November 12, 2005, November 12, 2006 and February 17, 2008.

  (10) These restricted stock units were “fresh start” awards granted on December 15, 2004 and vest in full on December 15, 2009.

  (11) These performance share units were earned on December 31, 2005 and will vest 100% on December 31, 2007.

  (12) These performance share units were earned on December 31, 2006 and will vest 100% on December 31, 2008.

Option Exercises and Stock Vested in 2006

The following table sets forth information concerning stock options exercised and stock awards vested for our named executive officers in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sean T. Erwin	—	—	2,210	76,178.70
Bonnie C. Lind	—	—	294	10,134.18
Steven S. Heinrichs	—	—	—	—
William K. O’Connor	—	—	—	—
James R. Piedmonte	3,246	15,191.28	—	—

Pension Benefits

The compensation covered by our defined benefit plans includes the salary and non-equity incentive payments set forth above in the Summary Compensation Table. Under our DB Plan an employee is entitled to receive an annual standard benefit based on years of service and integrated with social security benefits. The Code generally places limits on the amount of pension benefits that may be paid from the tax qualified DB Plan. However, we will pay any participant in our SDB Plan the amount of the benefit payable under the DB Plan that is limited by the Code.

Retirement benefits for participants in the DB Plan who have at least five years of service may begin on a reduced basis at age 55, or on an unreduced basis at the normal retirement age of 65. Unreduced benefits also are available (i) for participants with 10 years of service at age 62 or as early as age 60 with 30 years of service and (ii) as described below, for certain involuntary terminations. Mr. Erwin, our Chief Executive Officer is 55 and is eligible for early retirement on a reduced basis. None of our other named executive officers currently is eligible for early retirement under our DB Plan or SDB Plan.

The normal form of benefit is a single-life annuity payable monthly and other optional forms of benefit are available including a joint and survivor benefit. Accrued benefits under our SDB Plan will, at the participant’s option, either be paid as monthly payments in the same form as the retirement payments from the DB Plan or as an actuarially determined lump sum payment upon retirement after age 55.

For a discussion of how we value these obligations and the assumption we use in that valuation, see Note 9 to our financial statements included in our 2006 Annual Report on From 10-K. For purposes of determining the present value of accumulated benefits, we have used the normal retirement age under the plans, which is 65.

Pension Benefits—2006

The table and related footnotes appearing below set forth information as of December 31, 2006 concerning potential payments to our named executive officers under our DB Plan, SDB Plan, RCP and our SRCP as described above in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)(6)
Sean T. Erwin (5)	Neenah Paper Pension Plan(1)(2)	28.5	(4)	447,926
	Neenah Paper Supplemental Pension Plan(1)(3)	28.5	(4)	1,251,973
Bonnie C. Lind	Neenah Paper Pension Plan(1)(2)	25.0	(4)	269,573
	Neenah Paper Supplemental Pension Plan(1)(3)	25.0	(4)	127,493
Steven S. Heinrichs (7)		—		—
		—		—
William K. O’Connor	Neenah Paper Pension Plan(1)(2)	25.8	(4)	353,698
	Neenah Paper Supplemental Pension Plan(1)(3)	25.8	(4)	192,382
James R. Piedmonte	Neenah Paper Pension Plan(1)(2)	28.6	(4)	325,426
	Neenah Paper Supplemental Pension Plan(1)(3)	28.6	(4)	144,247

(1)          Plan compensation considered in calculating benefits under the defined benefit plans includes all compensation except payments in lieu of vacation, severance, noncash compensation, service or separation awards, and any other special or unusual compensation.

(2)          The purpose of this plan is to provide the executive indicated with a funded, tax qualified retirement benefit.

(3)          The purpose of this plan is to provide the executive indicated with the intended level of retirement benefits without regard to the limitations on qualified pension plans imposed by the Code.

(4)          At the time of our spin-off from Kimberly-Clark, the executive indicated received the number of years of service credit under both the DB Plan and SDB Plan indicated below. For each executive, the amount indicated below corresponds to the number of years of service credit such executive had with Kimberly-Clark under its retirement plans at the time of the spin-off.

	DB Plan Credited Years	SDP Plan Credited Years
Sean T. Erwin	26.4	26.4
Bonnie C. Lind	22.9	22.9
William K. O’Connor	23.7	23.7
James R. Piedmonte	26.5	26.5

(5)          Mr. Erwin is currently eligible for retirement on a reduced basis under both our DB Plan and SDB Plan. Retirement on a reduced basis is available to participants in the DB Plan and SDB Plan with at least five years of vesting service when they reach the age of 55. Based on Mr. Erwin years of service and age he is currently eligible to receive 75% of his benefits.

(6)          For a description of the assumptions applied in determining the present value of accumulated benefits reported above, see Note 9 to the audited Financial Statements included in our Form 10-K.

(7)          Mr. Heinrichs participates in our RCP, a defined contribution money purchase plan, not reportable in this table. Under the RCP, we provide monthly contributions to an account pursuant to a schedule based on the participant’s age and eligible earnings. Contributions are based on a percentage of the employee’s compensation and are invested in certain designated investment options as elected by the participant. Distributions of the participant’s account balance are only available after termination of employment. Contributions under this plan will be limited to the extent required by the Code, with any excess benefits over those limitations being paid under the SRCP. Amounts contributed by Neenah under the RCP and SRCP on Mr. Heinrichs’ behalf during 2006 are reported in the Summary Compensation Table appearing above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN CONTROL

The following section describes certain payments that may be made to certain of our name executive officers in the event of their termination or upon the occurrence of a change-in-control of Neenah.

Executive Severance Plan

The Neenah Paper Executive Severance Plan (the “Executive Severance Plan”) covers designated officers, including all of our named executive officers, and provides certain severance benefits upon termination of employment following a change in control of Neenah. Upon termination of the officer’s employment by Neenah without “cause” or by the officer for “good reason” (as defined in the Executive Severance Plan) within the two-year period following a change in control or a termination by us without “cause” during the one-year period preceding such a change of control, the officer will be entitled to a lump-sum cash payment equal to the sum of:  (i) two times the sum of his annual base salary and targeted annual bonus; (ii) any qualified retirement plan benefits forfeited as a result of such termination; (iii) the amount of retirement benefits such officer would have received under the qualified and supplemental retirement plans but for his or her termination for the two-year period following his or her termination; (iv) the cost of medical and dental COBRA premiums for a period of two years; and (v) a cash settlement of any accrued retiree medical credits. In addition, the officer will be eligible to receive outplacement services for a period of two years (up to a maximum cost to us of $50,000). Payment of the benefits under the Executive Severance Plan is subject to the applicable executive executing an agreement that includes restrictive covenants and a general release of claims against us. The Executive Severance Plan has been designed to limit exposure for any “parachute” excise taxes; but if such excise taxes apply, we will reimburse the officer on an after-tax basis for any excise taxes incurred by that executive due to payments received under the Executive Severance Plan.

The following table shows the payments that would be made to each of our named executive officers under the Executive Severance Plan in connection with a change-in-control termination.

Payments	Sean T. Erwin	Bonnie C. Lind	Steven S. Heinrichs	William K. O’Connor	James R. Piedmonte
Severance(1)	$2,295,100	$907,500	$744,950	$729,100	$704,374
Prorata Bonus Payment(2)	$442,500	$137,500	$105,750	$103,500	$99,990
Unvested Stock Option Spread(3)	$474,973	$167,745	$85,835	$84,122	$80,957
Unvested Restricted Stock(3)	$1,333,242	$460,669	$202,849	$300,910	$193,714
LTIP Payment(4)	$—	$—	$—	$—	$—
Retirement Benefit Payment(5)	$2,115,000	$545,000	$48,097	$455,000	$385,000
Welfare Benefit Values(6)	$43,650	$43,650	$43,650	$43,650	$43,650
Financial Advisory	$50,000	$50,000	$50,000	$50,000	$50,000
Excise Tax & Gross-Up(7)	$2,316,174	$770,413	$359,478	$571,736	$518,701
Aggregate Payments	$9,070,639	$3,082,477	$1,640,609	$2,338,018	$2,076,386

(1)          Severance payment equal to two times the sum of the executive's annual base salary at the time of the termination plus the target bonus.

(2)          The Target Bonus prorated for the number of days in the calendar year prior to termination due to assumed termination on December 29, 2006, the last business day of 2006.

(3)          Total value of unvested stock option spread and unvested restricted stock that would become vested upon a change-in-control assuming a share price of $35.32 and a change-in-control date of December 29, 2006.

(4)          All unearned target performance shares units vest upon a change-in-control event. The table assumes a change-in-control event occurred on the same day the 2006 performance share units were earned pursuant to the LTIP. As a result, these performance share units are reflected in the Unvested Restricted Stock calculation and no payout would be due for performance share units in this example.

(5)          Actuarial value attributable to retirement benefits.

(6)          Estimated value associated with the continuation of life insurance, medical, dental, and disability benefits for two years post-termination.

(7)          Gross-up payments covering the full cost of applicable excise taxes under Code sections 280G and 4999.

Severance Pay Plan

The Neenah Paper Severance Pay Plan (the “Severance Pay Plan”) provides regular and change in control severance to salaried employees of our U.S. companies. Participation in the Severance Pay Plan is conditioned upon each participant’s execution of a noncompete agreement. In the event of a qualifying termination, the Severance Pay Plan generally provides officers (including named executive officers) severance equal to one year of base salary. Other eligible employees generally receive severance equal to one week’s pay for each year of employment with a minimum of four weeks pay (provided they are eligible for at least one week of severance pay) and a maximum of 26 weeks pay. In the event of a qualifying termination within two years following a change in control of Neenah, the severance pay plan generally provides (i) officers (other than officers covered by the Executive Severance Plan discussed above) with a lump sum severance payment equal to two years of base salary, (ii) director-level employees with one year of base salary, and (iii) other eligible employees with one week’s pay for each year of employment with a minimum of six weeks of pay and a maximum of 26 weeks of pay. Payment of severance under the Severance Pay Plan is subject to the employee executing a severance agreement that includes restrictive covenants and a general release of claims against us.

OMNIBUS STOCK AND INCENTIVE COMPENSATION PLAN

This section contains a detailed description of our Omnibus Plan which is the plan that underlies all awards made pursuant to our LTIP, as described above in the Compensation Discussion and Analysis section of this Proxy Statement.

The purpose of the Omnibus Plan is to encourage ownership in our common stock by those employees, directors and others who have contributed, or are determined to be in a position to contribute, materially to our success, thereby increasing their interest in our long-term success. Grants and awards under the plan may be made to our employees, directors, employees of our affiliated companies, consultants, agents, advisors or independent contractors who perform services for us or our affiliates.

We have reserved 3,500,000 shares of our common stock for issuance under the Omnibus Plan. The number of shares available for issuance under the Omnibus Plan may be adjusted in the event of any corporate reorganization or transaction. In addition, any outstanding awards would be adjusted to reflect any changes in number of shares or exercise price subject to the awards, upon such a corporate event or upon any unusual or nonrecurring event that affects our stock, if appropriate to prevent unintended dilution or enlargement of awards.

The Omnibus Plan is administered by the Compensation Committee, which consists entirely of independent directors. The Compensation Committee may, from time to time, select participants, determine the extent of awards under the plan and make all other necessary decisions and interpretations under the plan. Under the Omnibus Plan, the Compensation Committee, in its discretion, may grant awards of various types of equity-based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and performance units, in addition to certain cash-based awards. Options granted pursuant to the Omnibus Plan have a maximum 10 year exercise term from the grant date. Grants and awards under the Omnibus Plan are made at fair market value and no grant or award may be re-priced after its grant. The terms and conditions of each grant or award are determined by the Compensation Committee at the time of grant and are documented in an award agreement with the participant.

The Omnibus Plan is designed to allow certain awards to meet the requirements for exemptions under Section 16 of the Exchange Act and the tax deductibility requirements for performance-based compensation under Code Section 162(m). The Omnibus Plan specifies that the Compensation Committee may design performance-based grants and awards using performance measures for exercisability, vesting or payment subject to the deduction limits of Code Section 162(m) for our Chief Executive Officer and four other most highly compensated officers based on the following: (i) net earnings or net income (before or after taxes); (ii) earnings per share; (iii) net sales or revenue growth; (iv) gross or net operating profit; (v) return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); (vi) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (vii) earnings before or after taxes, interest, depreciation and/or amortization; (viii) gross or operating margins; (ix) productivity ratios; (x) share price (including, but not limited to, growth measures and total shareholder return); (xi) expense targets; (xii) margins; (xiii) operating efficiency; (xiv) customer satisfaction; (xv) working capital targets; (xvi) economic value added; (xvii) volume; (xviii) capital expenditures; (xix) market share; (xx) costs; (xxi) regulatory ratings; (xxii) asset quality; (xxiii) net worth; and (xxiv) safety. Performance measures may be used to measure the performance of our company, our affiliates and/or subsidiaries or any combination thereof, and may be compared to the performance of a group of comparable companies or an index, all as determined by the Compensation Committee.

Subject to the limit of available shares the following are the annual limits in any one year to any one participant in the Omnibus Plan:

Options:	200,000
Stock Appreciation Rights:	300,000
Restricted Stock Units:	200,000
Performance Shares or Performance Share Units:	200,000
Cash Based Awards:	$5,000,000
Other Stock Based Awards:	200,000
162(m) Employee Award Incentive Award:

Established by the Compensation Committee based on a percentage of an incentive pool equal to the greater of: (i) 20% of Neenah’s consolidated operating-earnings for the plan year or (ii) 20% of Neenah’s operating cash flow for the plan year. In no event may the incentive pool percentage for any 162(m) Employee exceed 40% of the total pool.

The Compensation Committee may provide in an award that any evaluation of performance may include or exclude any of the following events:  asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; any reorganization or restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or management’s discussion and analysis of financial condition and results of operations appearing in our annual report to shareholders for the applicable year; acquisitions or divestitures; and foreign exchange gains and losses. The Compensation Committee may adjust awards that are intended to be performance-based compensation downward in its discretion, but may not adjust them upward.

Upon a change in control of our company, unless otherwise determined by the Compensation Committee and reflected in a specific award agreement, all outstanding options and stock appreciation rights granted under the Omnibus Plan will become fully exercisable and all other outstanding awards that vest based on service will become fully vested and free of restrictions. Any outstanding awards based on performance, such as performance-based restricted stock, performance-based restricted stock units, performance units, performance shares and performance-based cash-based awards, will be deemed fully vested at target level upon a change in control.

Notwithstanding the above, if a replacement award is provided to the participant following the change in control, the treatment of outstanding awards under the Omnibus Plan will be determined by the Compensation Committee. Upon termination of employment by us without cause, termination by the employee with good reason, or termination of service of a director within two years following a change in control of Neenah, (i) all replacement awards held by that individual will become fully exercisable, vested and free of restrictions, and (ii) outstanding options and stock appreciation rights that are replacement awards or that were held by that individual as of the date of the change in control will remain exercisable for at least one year following termination of employment or service (but not to exceed the maximum term of the award).

Tax Consequences of Omnibus Plan

The following discussion outlines generally the federal income tax consequences of participation in the Omnibus Plan, and is not intended to be a complete description of all of the possible tax consequences arising out of the Omnibus Plan. The federal income tax law and regulations are frequently amended, and individual circumstances may vary these results. The information below is not intended to be used, and cannot be used, to avoid penalties imposed under the Code. ALL PARTICIPANTS SHOULD CONSULT THEIR OWN TAX COUNSEL FOR ADVICE REGARDING THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM UNDER THE OMNIBUS PLAN, INCLUDING FEDERAL, STATE AND LOCAL TAX LAWS.

Incentive Stock Options.   A participant will not recognize income and will not be taxed upon the grant of an incentive stock option or upon the exercise of all or a portion of the option. Instead, the participant will be taxed at the time the participant sells the common stock purchased pursuant to the option. The participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and Neenah will not get a corresponding deduction. If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and Neenah will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

Exercise of an incentive stock option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Nonqualified Stock Options.   A participant will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the participant exercises a nonqualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of Neenah common stock on the date the option is exercised over the price paid for such common stock, and Neenah will then be entitled to a corresponding deduction. Such fair market value generally will be determined on the date the shares of common stock are transferred pursuant to the exercise. However, if the participant is subject to Section 16(b) of the Securities Exchange Act of 1934, the date on which the fair market value of the shares transferred will be determined is delayed until the earlier of the last day of the six-month period beginning on the date the “property” is “purchased,” or the first day on which a sale of the “property purchased” will not subject the option holder to suit under Section 16(b) of the Exchange Act. Alternatively, if the participant is subject to Section 16(b) of the Exchange Act and makes a timely election under Section 83(b) of the Code, such fair market value will be determined on the date the shares are transferred pursuant to the exercise without regard to the effect of Section 16(b) of the Exchange Act. The participant will recognize ordinary income in the year in which the fair market value of the shares transferred is determined. Neenah generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant when such ordinary income is recognized by the participant.

Depending upon the length of the period shares of our common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the nonqualified option was exercised.

Special rules apply to a participant who exercises a nonqualified option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to Neenah.

Stock Awards.   A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Code. However, when the shares of common stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and Neenah will then be entitled to a corresponding deduction. If a participant timely makes an election under Section 83(b) of the Code at the time of receipt of a stock award, the participant may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and Neenah also will be entitled to a corresponding deduction at that time. No loss may be claimed for taxes paid on shares of common stock that are subsequently forfeited.

Other Stock Incentives.   A participant will not recognize any income and is not otherwise taxed upon the grant of a stock appreciation right, a dividend equivalent right, a performance share award, a performance unit award, a restricted stock unit, or any other stock-based award contemplated by the Omnibus Plan (the “Equity Incentives”). Generally, at the time a participant receives payment under any Equity Incentive, the participant recognizes compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received, and Neenah then is entitled to a corresponding deduction.

Cash-Based Awards.   Generally, at the time a participant receives payment of a cash-based award or annual incentive award, the participant recognizes compensation taxable as ordinary income in the amount equal to the cash received, and Neenah then is entitled to a corresponding deduction.

Deferred Awards.   The Compensation Committee may permit or require a participant to defer his or her receipt of payment of cash or delivery of shares of Neenah common stock that would otherwise be due to such participant by virtue of the exercise of an option or stock appreciation right, the lapse or waiver of restrictions with respect to restricted stock or restricted stock units, or the satisfaction of any requirements or performance goals with respect to performance shares, performance units, covered employee annual incentive awards, other stock-based awards or cash-based awards. Neenah believes that a participant should not be taxed on any deferred award until such date as the payment, shares and/or dividends attributable to the deferred award are payable to the participant. At that time, the participant should recognize compensation taxable as ordinary income in an amount equal to the then fair market value attributable to the deferred award, and Neenah should then be entitled to a corresponding deduction. While the company believes the above to be the proper income tax treatment, it cannot guarantee that the Internal Revenue Service would not attempt to tax the value of the deferred award at an earlier date.

Tax Withholding.   To the extent necessary, all payments pursuant to the Omnibus Plan are subject to income tax withholding.

ERISA.   The Omnibus Plan is not, and is not intended to be, an employee benefit plan or qualified retirement plan. The Omnibus Plan is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2006, which consisted solely of the Omnibus Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a) (#)	(b) ($)	(c) (#)
Equity compensation plans approved by security holders	1,564,645	32.04	1,935,355
Equity compensation plans not approved by security holders	N/A	N/A	N/A
TOTAL	1,564,645	32.04	1,935,355

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and regulations of the SEC thereunder require our directors, officers and persons who own more than 10% of our common stock, as well as certain affiliates of such persons, to file initial reports of their ownership of our common stock and subsequent reports of changes in such ownership with the SEC. Directors, officers and persons owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and on information provided by the reporting persons, we believe that during the fiscal year ended December 31, 2006, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements except as set forth below. Mr. Erwin and Ms. Lind, each filed a Form 4 on March 29, 2007 to report restricted shares withheld by Neenah to pay for taxes related to the vesting of certain restricted shares on November 11, 2006. Mr. Moore filed a Form 4 on April 4, 2007 to report the restricted stock units granted to him in lieu of cash dividend payments pursuant to Neenah’s director compensation policies.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the accuracy and integrity of Neenah’s financial reporting. On November 30, 2004, our Board of Directors adopted an Audit Committee Charter, which sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee Charter is available on our website at www.neenah.com.

The Audit Committee held seven meetings during the fiscal year ended December 31, 2006. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee also discussed with Deloitte & Touche LLP the matters required under Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380).

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP its independence. The Audit Committee reviewed the audit and non-audit services provided by Deloitte & Touche LLP for the fiscal year ended December 31, 2006 and determined to engage Deloitte & Touche LLP as the independent registered public accounting firm of Neenah for the fiscal year ending December 31, 2007.

Based upon the Audit Committee’s review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Audit Committee:

Timothy S. Lucas, Chairman
Philip C. Moore
Stephen M. Wood

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES AND SERVICES

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by Deloitte & Touche LLP as of or for the fiscal years ended December 31, 2006 and December 31, 2005 are set forth below. The aggregate fees included in the Audit category are fees billed for the fiscal year for the integrated audit of our annual financial statements and review of statutory and regulatory filings. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Fiscal Year 2006
Audit Fees	1,927,000
Audit-Related Fees	372,000
Tax Fees	61,000
All Other Fees	0
Total	$2,360,000

Audit Fees for the fiscal year ended December 31, 2006 were for professional services rendered for the audits of our annual consolidated and combined financial statements.

Audit Related Fees as of the fiscal year ended December 31, 2006 were for professional services related to due diligence work for the acquisition of our German operations, consultations related to the disposition of our Terrace Bay, Ontario, pulp facility and the sale of timberlands in Nova Scotia, and professional services related to the audits of our benefit plans.

Fiscal Year 2005
Audit Fees	1,988,000
Audit-Related Fees	35,000
Tax Fees	0
All Other Fees	0
Total	$2,023,000

Audit Fees for the fiscal year ended December 31, 2005 were for professional services rendered for the audits of our annual consolidated and combined financial statements.

Audit Related Fees as of the fiscal year ended December 31, 2005 were for professional services primarily related to the audits of our Ontario defined benefit pension plans.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to the provisions of its charter, the Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all services performed by the independent registered public accounting firm in fiscal 2006 and fiscal 2005.

MATTERS TO BE VOTED ON

PROPOSAL 1—
ELECTION OF DIRECTORS

Nominees

The Board currently consists of seven members. The Board has nominated Sean T. Erwin, Edward Grzedzinski and John F. McGovern for reelection as Class III directors at the 2007 Annual Meeting. Each of the nominees is currently a director of Neenah. If reelected as a Class III director at the Annual Meeting, each of the nominees would serve a three-year term expiring at the 2010 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. There are no family relationships among the directors or the executive officers.

Each of the nominees has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to reelect Sean T. Erwin, Edward Grzedzinski and John F. McGovern as Class III directors for a three-year term expiring at the 2010 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

PROPOSAL 2—
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, in accordance with its charter and authority delegated to it by the Board, has appointed the firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board has directed that such appointment be submitted to our stockholders for ratification at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since the spin-off and is considered by our Audit Committee to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to questions from stockholders.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm.

STOCKHOLDERS’ PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of stockholders, excluding nominations for the Board, intended to be presented at the 2008 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by us at our executive offices in Alpharetta, Georgia, on or before the date that is 120 calendar days prior to the first anniversary of the date that this Proxy Statement is released to stockholders  to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting and to be introduced for action at the meeting. In the event that the 2008 annual meting is changed more than 30 days from this year’s meeting, notice by stockholders should be received no later than the close of business on the later of the 150th calendar day prior to the 2008 meeting or the 10th calendar day on which public announcement of the date of such meeting is first made. Any stockholder proposal must be in writing and must comply with Rule 14a-8 under the Exchange Act and must set forth (i) a description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting; (ii) the name and address, as they appear on our books, of the stockholder submitting the proposal; (iii) the class and number of shares that are beneficially owned by such stockholder; (iv) the dates on which the stockholder acquired the shares; (v) documentary support for any claim of beneficial ownership as required by Rule 14a-8; (vi) any material interest of the stockholder in the proposal; (vii) a statement in support of the proposal; and (viii) any other information required by the rules and regulations of the SEC. Stockholder nominations for the Board must comply with the procedures set forth above under “Nomination of Directors.”

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and vote at the Annual Meeting or any adjournment(s) thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of Neenah and its stockholders.

Sincerely,

Sean T. Erwin Chairman of the Board, President and Chief Executive Officer

Alpharetta, Georgia
April 10, 2007

Our 2006 Annual Report, which includes audited financial statements, has been mailed to our stockholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

This document was printed in the United States of America on paper manufactured by Neenah Paper, Inc.

	MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6			000004				000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on May 14, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.								• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
`
Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Class III Directors:	For	Withhold				For	Withhold		For	Withhold

01- Sean T. Erwin *	☐	☐	02 - Edward Grzedzinski *			☐	☐	03 - John F. McGovern *	☐	☐

* Each to serve for a three-year term expiring at the 2010 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

			For	Against	Abstain
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Neenah Paper, Inc. for the fiscal year ending 2007.			☐	☐	☐

Non-Voting Items
Change of Address — Please print new address below.									Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
/ /

		C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
		3 1 C V	0 1 3 0 7 6 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

<STOCK#>	OOPCAD

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Neenah Paper, Inc.

Proxy/Voting Instructions for the Annual Meeting of Stockholders May 14, 2007
Solicited on Behalf of the Board of Directors

You may vote in person by attending the meeting or by using the Internet or telephone. Bonnie C. Lind and Steven S. Heinrichs, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Neenah Paper, Inc., to be held at the corporate offices, 3460 Preston Ridge Road, Suite 600, Alpharetta, GA 30005 on May 14, 2007 at 1:00 p.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.  IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE.

This card also constitutes voting instructions to the trustees of the Company’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees will direct the trustees to vote the shares.

Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided on the reverse side. You may also vote via Internet or telephone.

IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE

PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED.